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                                                                    EXHIBIT 10.1




                               SECURED PROMISSORY NOTE


US $2,000,000                                                   February 2, 1998


     FOR VALUE RECEIVED AND INTENDING TO BE LEGALLY BOUND HEREBY, CTI Data Solutions (International) Ltd. ("Borrower"), an English company and a wholly-owned subsidiary of CTI Group (Holdings), Inc. ("CTIG"), a Delaware corporation, promises to pay to the order of Siemens plc ("Lender"), at such address or at such location as Lender may designate from time to time, the principal sum of Two Million Dollars ($2,000,000.00), together with interest as set forth below, until the date on which the principal amount is paid in full in accordance with the terms of this Promissory Note (the "Note").

     Reference is made to that Asset Purchase Agreement, Security Agreement, Debenture and Pledge Agreement of even date herewith among Borrower, CTIG and Lender (the "Asset Purchase Agreement", the "Security Agreement", the "Charge Agreement" and the "Pledge Agreement", respectively) for a statement of the other terms, conditions and covenants to which this Note is subject. Capitalized terms appearing herein and not otherwise defined shall have the respective meanings given to such terms in the Asset Purchase Agreement, the Security Agreement and/or the Pledge Agreement.

     All outstanding principal and any accrued and unpaid interest thereon due hereunder shall be due and payable on February 2, 2001 (the "Maturity Date").

     1. Interest. During the period beginning on the date hereof and ending on the Maturity Date, interest shall accrue daily on the outstanding principal amount hereunder at a simple rate of ten percent (10%) per annum. Interest shall be calculated hereunder for the actual number of days that the principal is outstanding, based on a three hundred sixty (360) day year. Interest shall continue to accrue on the principal balance hereof at rate of interest specified in this Note, notwithstanding any demand for payment, acceleration and/or the entry of any judgment against Borrower, until all principal owing hereunder is paid in full.

     2.  Payment.   Except as set forth in Sections 3 and 5 hereof, no
principal payments shall be due on the Note until the Maturity Date. Accrued interest shall be paid to the Lender quarterly in arrears on April 1, July 1, October 1 and January 1 ("Interest Payment Dates") of each year. All payments of principal and interest shall be made by cash or certified check to Lender at the address designated in writing by Lender.

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     3.  Prepayments.  This Note may be prepaid in whole or in part at any time and from time to time without payment of a penalty or premium provided that each such prepayment is accompanied by interest on the amount of such prepayment calculated at the rate of interest set forth in this Note to the date of such prepayment. The Borrower hereby agrees to cause CTIG to use commercially reasonable efforts to sell, within twelve (12) months of the date hereof, its United States telemanagement service bureau and to apply the net cash proceeds from such sale, up to an amount equal to the Required Cash Amount (as the term "Required Cash Amount" is defined in the Asset Purchase Agreement), toward reducing the principal amount outstanding under this Note.
 The foregoing shall in no way limit the obligations of Borrower to repay principal and pay interest in accordance with the terms of this Note, which are absolute and unconditional.

     4. Events of Default. Each of the following shall be an "Event of Default" hereunder: (1) the non-payment when due of any amount of principal or interest payable under this Note; or (2) if Borrower becomes insolvent or makes an assignment for the benefit of creditors, or if any petition is filed by or against Borrower under any provision of any state or federal law or statute alleging that Borrower is insolvent or unable to pay debts as they mature or under any provision of the United States Bankruptcy Code, as amended.

     5. Lender's Rights Upon Default. Upon the occurrence of any Event of Default and without the necessity of giving any prior written notice to Borrower, Lender may do any one or all of the following: (a) accelerate the maturity of this Note and all amounts payable hereunder and demand immediate payment thereof and (b) exercise all of the rights, benefits, privileges and remedies of a secured party under the laws of the United Kingdom (or under the laws of any other jurisdiction in which any collateral security for the obligations of the Borrower under this Note may be located) and all of Lender's rights and remedies under the Security Agreement and/or the Pledge Agreement.

     6. Guaranty. Pursuant to the Guaranty of even date herewith of CTIG in favor of Lender, repayment of principal of and payment of interest in unconditionally guaranteed by CTIG.

     7. Attorneys' Fees and Costs. In the event that Lender engages an attorney to represent it in connection with (a) any default by Borrower under the Note, (b) the enforcement of any of Lender's rights and remedies under the Note, or (c) any bankruptcy or other insolvency proceedings commenced by or against Borrower, then Borrower shall be liable to and shall reimburse Lender for all reasonable attorneys' fees, costs and expenses incurred by Lender. Borrower shall also be liable and shall also reimburse Lender for all other costs and expenses incurred by Lender in connection with the collection, preservation and liquidation of any property acting as collateral security under the Note and/or in the enforcement of any of Borrower's obligations under the Note.

     8. Choice of Law. This Note has been delivered to and accepted by Lender in and shall be governed by the laws of the United Kingdom. Borrower agrees to the exclusive jurisdiction of the courts located in the United Kingdom without regard to principles of conflicts of laws, in connection


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with any matter arising hereunder, including the collection and enforcement hereof, except with regard to Lender's rights and remedies concerning any of the collateral security for the obligations of the Borrower under this Note. With respect to such collateral security, the parties hereto hereby agree to the exclusive jurisdiction of the courts located in, and to the application of the laws of, the Commonwealth of Pennsylvania.

     9. Miscellaneous. If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof. Upon any such determination that any provision is invalid or incapable of being enforced, such provision shall be construed so as to effect the original intent of the parties as closely as possible in a permissible manner in order that the transactions contemplated hereby are consummated to the greatest extent possible. The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent Event of Default or of Lender's right to exercise that or any other right or remedy to which Lender is entitled.

     IN WITNESS WHEREOF, Borrower has duly executed this Note the day and year first above written and has hereunto set hand and seal.


ATTEST:                               CTI DATA SOLUTIONS (INTERNATIONAL) LTD.


By:  /s/ Mary Ann Davis               By: /s/ Anthony Johns
     -----------------------------        ----------------------------
      Name: Mary Ann Davis                Name: Anthony Johns
      Title:   Corporate Secretary        Title: President


[Corporate Seal]


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